Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

October 27, 2020

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and nine months ended September 26, 2020 and September 28, 2019, in millions of dollars except share and per share amounts.

	Three Months Ended		Nine Months Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Net sales	$1,645	$1,663	$5,136	$5,028
Net earnings (loss) attributable to Seaboard	$147	$(7)	$18	$108

Earnings (loss) per common share	$126.17	$(6.00)	$15.14	$92.97
Average number of shares outstanding	1,160,779	1,165,081	1,161,792	1,166,073
Dividends declared per common share	$2.25	$2.25	$6.75	$6.75

Notes to Report of Earnings:

Capital market volatility on short-term investments has an impact on Seaboard’s earnings. For the three and nine months ended September 26, 2020, net earnings attributable to Seaboard Corporation included other investment income (loss) of $56 million and $(41) million, respectively. For the three and nine months ended September 28, 2019, net earnings (loss) attributable to Seaboard Corporation included other investment income of $2 million and $152 million, respectively. Non-cash unrealized marked-to-market gains (losses) on short-term investments was $53 million and $(45) million for the three and nine months ended September 26, 2020, respectively.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on November 16, 2020 to stockholders of record at the close of business on November 6, 2020.

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.